Exhibit 10.10

ASHEVILLE SAVINGS BANK

LONG TERM INCENTIVE PLAN

THIS IS THE LONG TERM INCENTIVE PLAN (“Plan”) of ASHEVILLE SAVINGS BANK, (the “Bank”) a North Carolina Savings Bank with its principal office located at 11 Church Street, Asheville, North Carolina, adopted by the Board of Directors of the Bank, under which a long term incentive opportunity may be granted from time to time to Eligible Employees and/or Eligible Directors of the Bank, and of any corporation or other entity of which the Bank owns, directly or indirectly, not less than (50%) of any class of equity securities (a “Subsidiary”), subject to the following provisions:

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings set forth below. Additional terms defined in this Agreement shall have the meanings ascribed to them when first used herein.

Bank Equity. Bank Equity consists of retained earnings from operations including preferred or common stock, any surplus, and any undivided profits.

Board. The Board of Directors of Asheville Savings Bank.

Change in Control Transaction. The dissolution or liquidation of the Bank, or a reorganization, merger or consolidation of the Bank with, or a sale of all or substantially all of the assets of the Bank, to another Bank, other entity or person.

Code. The Internal Revenue Code of 1986, as amended.

Committee. The Budget Committee of the Board (or such comparable Committee as the Board may appoint from time to time).

Death. The date of death of an Eligible Employee or an Eligible Director who has received any Equity Rights.

Disability. The date on which an Eligible Employee or an Eligible Director who has received any Equity Rights becomes permanently and totally disabled within the meaning of Section 22 (e) (3) of the Code, which shall be determined by the Committee on the basis of such medical or other evidence as it may reasonably require or deem appropriate.

Distribution Amount. The amount of each Equity Increase distributed in accordance with the Equity Rights Agreement to an Eligible Employee or Eligible Director.

Effective Date. The effective date of the Plan is January 1, 2003.

Eligible Directors. Those individuals who are duly elected, non-employee directors of the Bank or a Subsidiary who are recommended by the Committee and whose selection is approved by the Board.

Eligible Employees. Those individuals who meet the following eligibility requirements:

(i) Such individual is a full time employee of the Bank or a Subsidiary and there exists between the Bank or a Subsidiary and the individual the legal and bona fide relationship of employer and employee. In determining whether such relationship exists, the regulations of the United States Treasury Department relating to the determination of such relationship for the purpose of collection of income tax at the source on wages shall be applied.

(ii) Such individual has been recommended by the Committee to the Board as being in a position to materially contribute to the financial success of the Bank and the Board has approved the recommendation. The list of such selected individuals may be amended, expanded, restricted or otherwise modified by the Committee, subject to ratification of such action by the Board and subject to prior vesting of an individual’s Equity Rights.

Ending Bank Equity. Ending Bank Equity is the Bank Equity as of December 31 of the third year following the determination of the Initial Bank Equity.

Equity Increase. Equity Increase is the excess, if any, of the Ending Bank Equity over the Initial Bank Equity.

Equity Right. The opportunity to share in future Equity Increases.

Equity Rights Agreement. The agreement, as it may be amended from time to time, that must be executed by an Eligible Employee or an Eligible Director to effectuate the grant of an Equity Right.

Grant Date. Grant Date is the date the Equity Rights Agreement is executed by the Bank and an Eligible Employee or Eligible Director, as applicable.

Initial Bank Equity. Initial Bank Equity is the Bank Equity as of the first day of the January nearest to the date the Board votes to grant Equity Rights to Eligible Employees and Eligible Directors.

Just Cause Termination. For purposes of this Plan, a just cause termination means: (i) the willful failure by an Eligible Employee or an Eligible Director to substantially perform his duties and continuance of such failure for more than 20 days after the Bank notifies the Eligible Employee or Eligible Director in writing that he is failing substantially to perform his duties, (ii) an Eligible Employee’s or an Eligible Director’s engaging in serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is injurious to the Bank or any of its Subsidiaries (iii) an Eligible Employee’s or an Eligible Director’s conviction of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude, or (iv) the breach by an Eligible Employee or an Eligible Director of any written covenant or agreement with the Bank not to disclose any information pertaining to the Bank or not to compete or interfere with the Bank.

Retirement. “Retirement” shall mean termination of employment after attaining early retirement age (55) or normal retirement age (65) (except in the case of a Just Cause Termination). Provided, however, that with regard to an Eligible Director, Retirement shall be mandatory upon attaining age 70.

Tax Withholding Liability. All federal and state income taxes, Social Security tax, Medicare tax and any other taxes applicable to compensation income arising from any transaction required by applicable law to be withheld by the Bank.

Vesting Period. The Vesting Period is the time period between the Grant Date and the Ending Bank Equity date.

ARTICLE 2

GENERAL

Section 2.1. Purpose. The purposes of this Plan are (i) to assist the Bank, and any of its Subsidiaries, in attracting and retaining capable directors and employees, (ii) to provide a long range incentive for directors and selected employees to remain in the management and service of the Bank or any Subsidiary, and (iii) to encourage the directors and selected employees to perform at levels of effectiveness that result in an increase in the Bank’s or any Subsidiary’s financial success, by rewarding the directors and selected employees with the potential to share in Equity Increases, if any, subject to the terms of this Plan.

Section 2.2. Administration.

(a) The Plan will be administered by the Committee. In the absence at any time of a duly appointed Committee, the Plan will be administered by the Board. The Committee may designate any officers or employees of the Bank or any Subsidiary to assist in the administration of the Plan, to execute documents on behalf of the Committee, and to perform such other ministerial duties as may be delegated to them by the Committee.

(b) Subject to the provisions of the Plan, the interpretation and construction of any provision of the Plan by the Committee will be final and conclusive upon all persons eligible to participate in the Plan. By way of illustration and not of limitation, the Committee shall have the discretion:

(i)	to construe and interpret the Plan and to determine the terms and provisions (and amendments thereof) of the Equity Rights Agreements;

(ii)	to define the terms used in the Plan and in the Equity Rights Agreements;

(iii)	to prescribe, amend and rescind the rules and regulations relating to the Plan;

(iv)	to recommend to the Board the employees and directors to be granted Equity Rights, the Grant Date, and the percentage of Equity Increases that may be available for.granting, all of which are subject to approval by the Board;

(v)	to determine any leaves of absence which may be granted to Eligible Employees without constituting a termination of their employment for the purposes of the Plan; and

(vi)	to make all other determinations and interpretations necessary or advisable for the administration of the Plan.

(c) In determining the Eligible Employees and Eligible Directors to whom Equity Rights may be granted and the percentage of the Equity Increases, if any, to be granted under each Equity Rights Agreement, the Committee will take into account the nature of the services rendered by such Eligible Employees and Eligible Directors, their present and potential contributions to the financial success of the Bank and/or a Subsidiary and such other factors as the Committee deems relevant. An Eligible Employee or Eligible Director who has been granted Equity Rights under this Plan may be granted additional Equity Rights under this Plan if the Committee so determines.

(d) The granting of Equity Rights pursuant to this Plan is in the exclusive discretion of the Board, and until the Board acts, and the Equity Rights Agreement is fully executed, no individual shall receive any Equity Rights under this Plan. The terms of this Plan shall be interpreted in accordance with this intent.

Section 2.3. Determination of Equity Increase. The amount of any Equity Increase is determined by measuring the excess of the Ending Bank Equity for the year in question over the Initial Bank Equity for the year in question. The Distribution Amount will be distributed as soon as practicable after each Vesting Period has expired. If the Initial Bank Equity exceeds the Ending Bank Equity, no Eligible Director and no Eligible Employee will receive any distributions under their individual Equity Rights Agreements and the Equity Rights pertaining to that Vesting Period will expire and be null and void. Attached as Schedule A to this Plan is an example of the operation of the Plan.

ARTICLE 3

GRANT OF EQUITY RIGHT

Section 3.1. Grant of Equity Rights.

(a) On an annual basis, the Board will determine whether or not any Equity Rights will be awarded under this Plan. If the Board determines to provide the incentive of additional Equity Rights, it will determine and record the Initial Bank Equity for the year in question.

(b) If the Board decides to award Equity Rights, the Committee will make recommendations to the Board as to the percentage of the Equity Increases that may be available for granting to Eligible Employees and/or Eligible Directors, subject to approval by the Board, whose action shall be conclusive and binding.

(c) The grant of an Equity Right pursuant to this Plan will not affect in any way the right or power of the Bank to make adjustments, reclassification, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

Section 3.2. Terms and Conditions of Equity Rights.

(a) The term of this Plan is ten (10) years and no grants of Equity Rights may be awarded after expiration of the Plan.

(b) The Committee may recommend, and the Board may approve, more than one grant of an Equity Right to an Eligible Employee or an Eligible Director.

(c) Each grant of an Equity Right shall be evidenced by an Equity Rights Agreement in form and substance satisfactory to the Committee in its discretion, consistent with the provisions of this Article III.

(d) Nothing contained in Article III, any Equity Rights Agreement or in any other agreement executed in connection with the granting of an Equity Right under this Article III will confer upon any employee or director any right with respect to the continuation of his or her status as an employee of, consultant or independent contractor to, or director of the Company or any of its Subsidiaries.

(e) A holder of an Equity Right shall have no rights as a member of the Bank, or as a shareholder of the Bank or its successor in interest with respect to any shares of stock should the Bank convert to stock organization or complete any Change of Control. An adjustment to the amount of any Equity Increase may be made for any extraordinary dividends, whether in cash, securities or other property or distributions or other rights for which the Vesting Period has not expired, subject to approval by the Board.

(f) A Vesting Period may be accelerated by the Committee in its discretion.

Section 3.3. Distribution of Equity Rights.

(a) A holder of an Equity Right must be an Eligible Employee or Eligible Director at all times from the Grant Date until the expiration of the Vesting Period. However, this requirement may be waived by the Committee in its sole and absolute discretion if the Committee determines to make a payment as provided in Section 3.6 in the event of Death or Disability of an Eligible Employee or Eligible Director.

(b) An Equity Right that does not expire will be paid out in accordance with the Equity Rights Agreement. The Tax Withholding Liability for Eligible Employees will be deducted from the Distribution Amount pursuant to the Equity Rights Agreement.

(c) Equity Increases may be adjusted, subject to Board approval, for the effects of extraordinary dividends, and any equity capital increases related to any action other than through profits of the Bank, including the issuance of common stock which occurred during the Vesting Period.

(d) The Distribution Amount will be payable to the Eligible Employee and/or the Eligible Director either in United States dollars, in cash or by check, Bank draft or money order payable to the order of the Eligible Employee and/or the Eligible Director.

Section 3.4. Change in Control Transaction. At any time prior to the date of consummation of a Change in Control Transaction, the Committee may, subject to Board approval in its absolute discretion, determine that all or any part of the Equity Right granted under this Plan shall become immediately vested and payable in full and may thereafter be payable at any time before the date of consummation of the Change in Control Transaction (except to the extent that such acceleration of exercisability would result in an “excess parachute payment” within the meaning of Section 280G of the Code). Any Equity Rights that have not been fully paid out before the date of consummation of the Change in Control Transaction will terminate on such date, unless a provision has been made in writing in connection with such transaction for the assumption of all Equity Rights that have not expired previously, or for the substitution for Equity Rights (or similar incentive programs) of the successor employer Bank, or a parent or a subsidiary thereof, with appropriate adjustments as to the Equity Increase to be awarded such that the money equivalent of the unexpired Equity Rights is not diluted, in which event the unexpired Equity Rights will continue in the manner and under the terms so provided.

Section 3.5. Restrictions on Transfer. An Equity Right granted under Article III may not be transferred and, during the lifetime of the Eligible Employee or Eligible Director to whom it was granted, may be exercised only by such Eligible Employee or Eligible Director.

Section 3.6. Distribution of Equity Rights upon Death or Disability. In the event of the Death of an Eligible Employee or an Eligible Director prior to the end of the Vesting Period, the Committee will determine, in its sole and absolute discretion, whether the Distribution Amount will be paid to the decedent’s estate, heirs or beneficiaries, as applicable. Likewise, in the event of the Disability of an Eligible Employee or Eligible Director prior to the end of the Vesting Period, the Committee will determine, in its sole and absolute discretion, whether the disabled Eligible Employee or Eligible Director may receive his or her Distribution Amount.

Section 3.7. Evidence of Participation. The Equity Rights Agreement will serve as evidence of ownership of an Equity Right.

Section 3.8. Amendment and Discontinuance. The Board may amend, suspend or discontinue the provisions of this Article III at any time or from time to time, provided that no such action may alter or impair an existing unexpired Equity Right without the consent of the applicable Eligible Employee or Eligible Director.

ARTICLE 4

MISCELLANEOUS

Section 4.1. No Obligation to Accept Distribution Amount. The granting of Equity Rights shall impose no obligation upon the recipient to accept any Distribution Amount associated with any Equity Rights.

Section 4.2. Captions and Headings; Gender and Number. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part of, and shall not serve as a basis for, interpretation or construction of this Plan. As used herein, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

Section 4.3. Governing Law. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan and any Equity Rights issued pursuant to this Plan and the related Equity Rights Agreements.

Section 4.4. Severable Provisions. The Bank intends that the provisions of each of the Articles in this Plan be deemed to be effective on an independent basis, and that if one or more of such Articles, or the operative provisions thereof, are deemed invalid, void or voidable, the remainder of such Articles will continue in full force and effect.

IN WITNESS WHEREOF, this Plan is effective as the 18th day of March, 2003.

ASHEVILLE SAVINGS BANK, S.S.B.

By:
Name:
Title:

ATTEST:

By:
Name:
Title:
[CORPORATE SEAL]

SCHEDULE A

EXAMPLE OF HOW PLAN OPERATES

GRANT 1:

Grant Date = 02/01/03

Initial Bank Equity date = 01/01/03

Employee’s Equity Right granted = 2%

Initial Bank Equity = $1000 at 01/01/03

Vesting Period ends 12/31/05

Ending Bank Equity = $1300 at 12/31/05

GRANT 2:

Grant Date = 02/01/04

Initial Bank Equity date = 01/01/04

Employee’s Equity Right granted = 5%

Initial Bank Equity = $1100 at 01/01/04

Vesting Period ends 12/31/06

Ending Bank Equity = $1500 at 12/31/06

GRANT 3:

Grant Date = 02/01/05

Initial Bank Equity date = 01/01/05

Employee’s Equity Right granted = 4%

Initial Bank Equity = $1200 at 01/01/05

Vesting Period ends 12/31/07

Ending Bank Equity = $900 at 12/31/07

Grant	Ending Bank Equity	Initial Bank Equity	Equity Increase	Value of Employee’s Equity Right (Distribution Amount)
Grant 1	$1300	$1000	$300	.02 x $300 = $6
Grant 2	$1500	$1100	$400	.05 x $400 = $20
Grant 3	$900	$1200	–$300	$0 (since equity increase is negative, Equity Right = $0)

ASHEVILLE SAVINGS BANK

EMPLOYEE EQUITY RIGHTS AGREEMENT

WHEREAS, Asheville Savings Bank (the “Bank”) has adopted the Asheville Savings Bank Long Term Incentive Plan (the “Plan”); and

WHEREAS,                 (“Employee”), an employee of the Bank, has been selected to participate and desires to participate in the Plan.

NOW, THEREFORE, the Bank and Employee agree to the terms and conditions of the Plan and this agreement (the “Agreement”) as more fully described below.

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan. Additional terms defined in this Agreement shall have the meanings ascribed to them when first used herein.

ARTICLE II

GRANT OF EQUITY RIGHTS

The Committee, acting under authority set forth in the Plan, and as approved by the Board, hereby grants to Employee on January 30, 2007 (which for purposes of this Agreement is the Grant Date) an Equity Right in the amount of 0.41 % of the Bank’s Equity Increase during the Vesting Period (the “Employee’s Equity Right”), subject to the terms and conditions described below and in the Plan. The Equity Rights granted herein are not valid unless this Equity Rights Agreement is executed by both a duly authorized officer of the Bank and Employee.

ARTICLE III

Terms and Conditions

Section 3.1 No Guarantee of Future Awards.

Employee acknowledges that the Employee’s Equity Rights granted hereunder are issued with an intent to provide a performance incentive to Employee. Employee specifically acknowledges that this award in no way commits the Bank to any further such awards.

Section 3.2 Value of the Employee’s Equity Rights.

Employee acknowledges that the value of the Employee’s Equity Rights granted hereunder is $0 unless an Equity Increase occurs during the Vesting Period and that payment of any Employee’s Equity Rights is subject to all of the terms and conditions incorporated in this Agreement.

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Section 3.3 Other Terms and Conditions.

(a)	Employee acknowledges that nothing contained in this Agreement or in any other agreement executed in connection with the granting of Equity Rights under the Plan will confer upon any Eligible Employee any right with respect to the continuation of his or her status as an employee of the Bank or any of its Subsidiaries.

(b)	Employee’s right to receive the Distribution Amount shall vest and first become payable on the last day of the Vesting Period. Such Vesting Period may be accelerated or shortened by the Committee in its discretion.

(c)	This Agreement will terminate immediately with the Employee’s Equity Rights having a value of $0 if:

1)	During the Vesting Period, the Bank is rated 3 or lower by the pertinent banking regulatory agencies’ CAMELS safety and soundness rating system.

2)	The Bank’s Average Assets divided by Ending Bank Equity falls below 9%, as measured on the final day of any month, and remains below 9% for six (6) or more consecutive months prior to the end of the Vesting Period.

3)	The Bank’s Average Asset Growth Rate, as measured by the difference between Total Assets less Borrowed Funds, exceeding 25% of Total Assets, at the date that the Initial Bank Equity is determined, minus Total Assets less Borrowed Funds, exceeding 25% of Total Assets, at the end of the Vesting Period, divided by Total Assets less Borrowed Funds, exceeding 25% of Total Assets, at the date that the Initial bank Equity is determined, times 100, is less than 9%.

Terms used in this subsection (c) and not otherwise defined in the Plan or this Agreement shall reference the identical line items on the Bank’s internally generated Balance Sheet as and for the dates indicated.

Section 3.4 Distribution of Employee’s Equity Rights.

(a)	Employee must be an Eligible Employee at all times from the Grant Date until the end of the Vesting Period. However, this requirement may be waived by the Committee in its sole and absolute discretion if the Committee determines to make a payment as provided in Section 3.7 in the event of Death or Disability of Employee.

(b)	The Distribution Amount will be paid to Employee as soon as praticable after the end of the Vesting Period. Employee understands that receipt of the Distribution Amount is taxable as ordinary income for federal and state tax purposes. The Tax Withholding Liability for Employee will be deducted from the Distribution Amount before pay-out to Employee.

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(c)	Subject to Board approval, Equity Increases may be adjusted for the effects of extraordinary dividends and any equity capital increases related to any action other than through profits of the Bank, including the issuance of common stock which occurred during the Vesting Period.

(d)	The Distribution Amount shall be payable to Employee either in United States dollars, in cash or by check, Bank draft or money order payable to the order of the Employee.

Section 3.5 Change in Control Transaction.

At any time prior to the date of consummation of a Change in Control Transaction, the Committee may, subject to Board approval, in its absolute discretion, determine that all or any part of the Employee’s Equity Rights granted under this Agreement shall become immediately vested and payable in full and may thereafter be payable at any time before the date of consummation of the Change in Control Transaction (except to the extent that such acceleration of exercisability would result in an “excess parachute payment” within the meaning of Section 280G of the Code). Any Employee’s Equity Rights that have not been fully paid out before the date of consummation of the Change in Control Transaction will terminate on such date, unless a provision has been made in writing in connection with such transaction for the assumption of all Employee’s Equity Rights that have not expired previously, or for the substitution for Equity Rights (or similar incentive programs) of the successor employer Bank, or a parent or a subsidiary thereof, with appropriate adjustments as to the Equity Increase to be awarded such that the money equivalent of the unexpired Employee’s Equity Rights is not diluted, in which event the unexpired Employee’s Equity Rights will continue in the manner and under the terms so provided.

Section 3.6 Restrictions on Transfer.

Equity Rights evidenced by this Agreement may not be transferred and, during the lifetime of Employee, may be exercised only by Employee.

Section 3.7 Distribution of Equity Rights upon Death or Disability.

In the event of the Death of an Eligible Employee prior to the end of the Vesting Period, the Committee will determine, in its sole and absolute discretion, whether the Distribution Amount will be paid to the decedent’s estate, heirs or beneficiaries, as applicable. Likewise, in the event of the Disability of an Eligible Employee prior to the end of the Vesting Period, the Committee will determine, in its sole and absolute discretion, whether the disabled Eligible Employee may receive his or her Distribution Amount.

Section 3.8 Evidence of Participation.

This Agreement shall serve as evidence of ownership of the Employee’s Equity Rights granted herein.

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Section 3.9 Amendment and Discontinuance.

The Board may amend, suspend or discontinue the provisions of this Article III at any time or from time to time; provided that no such action may alter or impair an existing unexpired Equity Right without the consent of Employee.

ARTICLE IV

MISCELLANEOUS

Section 4.1 No Obligation to Accept Distribution Amount.

The execution of this Agreement shall impose no obligation upon Employee to accept any Distribution Amount associated with any Employee’s Equity Rights granted hereunder.

Section 4.2 Captions and Headings; Gender and Number.

Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part of, and shall not serve as a basis for, interpretation or construction of this Agreement. As used herein, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

Section 4.3 Governing Law.

Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance and enforcement of this Agreement.

This Agreement entered into this              day of             , 20__, as witnessed by the following signatures:

Employee:	Asheville Savings Bank, S.S.B.

By:
Name:
Title:

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